SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report
December 27, 2002
(Date of earliest event reported)

MARTIN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-26228	63-0133054

(Commission File No.)	(IRS Employer Identification No.)

301 East Tennessee Street Florence, Alabama	35630

(Address of principal executive offices)	(Zip Code)

(256) 767-0330

(Registrant’s telephone number, including area code)

Item 3.  Bankruptcy or Receivership.

On December 27, 2002, Martin Industries, Inc. (the “Company”) filed a voluntary petition for relief in the United States Bankruptcy Court for the Northern District of Alabama in Decatur, Alabama (the “Bankruptcy Court”) under Chapter 11 of the United States Bankruptcy Code styled In re Martin Industries, Inc., Case No. 02-85553. On the same date, the Company filed a motion with the Bankruptcy Court to approve the sale of substantially all of the Company’s operating assets and business, other than its real property, to Monessen Hearth Systems Company pursuant to an Asset Purchase Agreement dated December 20, 2002. The Company is operating its business and managing its affairs as debtor-in-possession. The Company plans to file a Chapter 11 plan that will provide for the disposition of the Company’s remaining assets, including its real estate, with the Bankruptcy Court as soon as practicable.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)  EXHIBITS.

Exhibit 99.1 Press Release dated December 30, 2002.

Item 9. Regulation FD Disclosure

On December 30, 2002, the Company issued a press release announcing that it had filed a voluntary petition for relief in the United States Bankruptcy Court for the Northern District of Alabama in Decatur, Alabama under Chapter 11 of the United States Bankruptcy Code and that it had entered into a definitive agreement to sell substantially all of the Company’s operating assets and business, other than its real property, to Monessen Hearth Systems Company, subject to the approval of the Bankruptcy Court. As announced, contemporaneously with the filing of the Chapter 11 petition, the Company filed with the Bankruptcy Court a motion to approve the sale to Monessen pursuant to section 363 of the Bankruptcy Code. The Company also announced that it had entered into a debtor-in-possession financing agreement with its primary bank lender to fund the Company’s operations in Chapter 11, subject to the approval of the Bankruptcy Court.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MARTIN INDUSTRIES, INC. (Registrant)

Date: December 30, 2002	By	/s/ William Neitzke

William Neitzke Its President and Chief Financial Officer